Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Bill.com Holdings, Inc. for the registration of 1,788,372 shares of its common stock and to the incorporation by reference therein of our reports dated August 30, 2021, with respect to the consolidated financial statements of Bill.com Holdings, Inc., and the effectiveness of internal control over financial reporting of Bill.com Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

September 9, 2021